EXHIBIT 5.1


February __, 1999



Anchor Financial Corporation
2002 Oak Street
Myrtle Beach, SC  29577

Re:   Anchor Financial Corporation
         S-4 Registration Statement
         Merger with Bailey Financial Corporation

Gentlemen:

We have acted as counsel for Anchor Financial Corporation, a South Carolina corporation ("Anchor"), in connection with the merger of Bailey Financial
Corporation ("Bailey") with and into Anchor (the "Merger") and in connection with the registration of shares of common stock of Anchor, no par value per share ("Anchor Common Stock"), on Form S-4 under the Securities Act of 1933, as amended. The Merger provides for the issuance of shares of Anchor Common Stock to the stockholders of Bailey upon consummation of the Merger. The maximum number of shares of Anchor to be issued in the Merger is estimated to be 1,552,685.

We have examined and are familiar with the Registration Statement on Form S-4 filed by Anchor with the Securities and Exchange Commission. We have examined and are familiar with the records relating to the organization of Anchor and the documents and records we have deemed relevant for purposes of rendering this opinion.

Based on the foregoing, it is our opinion that upon consummation of the Merger, the shares of Anchor Common Stock issued pursuant to the Merger will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement.

Sincerely,

/s/GERRISH & McCREARY, P.C.
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GERRISH & McCREARY, P.C